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Exhibit 10.26

Power of Attorney

        I, Min Hu, a Chinese citizen with Chinese Identification Card No.: 41071119640703102X, and a holder of 0.1% of the entire registered capital in Beijing Dongjun Hospitals Investment and Management Co., Ltd. ("Beijing Dongjun") ("My Shareholding"), hereby irrevocably authorize Beijing RaiseChina BioTech, Inc. ("Beijing RaiseChina") to exercise the following rights relating to My Shareholding during the term of this Power of Attorney:

        Beijing RaiseChina is hereby authorized to act on behalf of myself as my exclusive agent and attorney with respect to all matters concerning My Shareholding, including without limitation to: 1) attend shareholders' meetings of Beijing Dongjun; 2) exercise all the shareholder's rights and shareholder's voting rights I am entitled to under the laws of China and Beijing Dongjun's Articles of Association, including but not limited to the sale or transfer or pledge or disposition of My Shareholding in part or in whole; and 3) designate and appoint on behalf of myself, the legal representative (chairperson), the director, supervisor, the chief executive officer and other senior management members of Beijing Dongjun.

        Without limiting the generality of the powers granted hereunder, Beijing RaiseChina shall have the power and authority under this Power of Attorney to execute the Transfer Contracts stipulated in Exclusive Option Agreement, to which I am required to be a party, on behalf of myself, and to effect the terms of the Share Pledge Agreement and Exclusive Option Agreement, both dated the date hereof, to which I am a party.

        All the actions associated with My Shareholding conducted by Beijing RaiseChina shall be deemed as my own actions, and all the documents related to My Shareholding executed by Beijing RaiseChina shall be deemed to be executed by me. I hereby acknowledge and ratify those actions and/or documents by Beijing RaiseChina.

        Beijing RaiseChina is entitled to re-authorize or assign its rights related to the aforesaid matters to any other person or entity at its own discretion and without giving prior notice to me or obtaining my consent.

        This Power of Attorney is coupled with an interest and shall be irrevocable and continuously valid from the date of execution of this Power of Attorney and so long as I am a shareholder of Beijing Dongjun.

        During the term of this Power of Attorney, I hereby waive all the rights associated with My Shareholding, which have been authorized to Beijing RaiseChina through this Power of Attorney, and shall not exercise such rights by myself.

        This Power of Attorney is written in Chinese and English; in case there is any conflict between the Chinese version and the English version, the Chinese version shall prevail.

                      Min Hu

                      /s/ Min Hu

                      By: Min Hu

                      April 9, 2004

Witness:

Name:

April 29, 2004

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Exhibit 10.26